Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 158 to the Registration Statement on Form N-1A of Fidelity Fixed-Income Trust: Spartan U.S. Bond Index Fund (formerly Fidelity U.S. Bond Index Fund) of our report dated October 19, 2010 on the financial statements and financial highlights included in the August 31, 2010 Annual Report to Shareholders of the above referenced fund(s), which is also incorporated by reference into the Registration Statement.

We further consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 26, 2011